EXHIBIT 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

AMPHENOL ANNOUNCES STOCK REPURCHASE PROGRAM

Wallingford, Connecticut. January 26, 2011.  Amphenol Corporation (NYSE-APH) announced that its Board of Directors has authorized a stock repurchase program under which the Company may repurchase up to twenty (20) million shares of its Common Stock during the period ending January 31, 2014.  The Board authorization permits the Company to repurchase stock from time to time through a variety of methods, including open market repurchases or in privately negotiated transactions.  The price and timing of any such purchases will depend on factors such as levels of cash generation from operations, the volume of stock option exercises by employees, cash requirements for acquisitions, economic and market conditions and stock price. The purchases will be funded by the Company’s available cash, free cash flow and borrowings under the Company’s credit facilities. The stock repurchase program may be modified, extended or terminated by the Board of Directors at any time.  The Company presently has approximately 175.5 million shares of Common Stock outstanding.  The stock repurchase program helps offset dilution from the Company’s equity compensation programs.